DENNY’S CORPORATION RELEASES PRELIMINARY FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2016

- Company Reiterates 2016 Guidance Expectations for Adjusted EBITDA* and Free Cash Flow* -

SPARTANBURG, S.C., January 9, 2017 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported preliminary results for domestic same-store sales and restaurant openings and closings for its fourth quarter and fiscal year ended December 28, 2016.

Denny’s fourth quarter domestic system-wide same-store sales increased 0.5%, including a 0.6% increase at domestic franchised restaurants and a 0.1% increase at company restaurants. Fiscal year domestic system-wide same-store sales grew 0.9%, including 0.8% growth at domestic franchised restaurants and 1.1% growth at company restaurants. On a two-year basis, this represents 6.7% domestic system growth, comprised of 6.6% growth at domestic franchised restaurants and 7.6% growth at company restaurants.

In 2016, Denny’s opened 50 restaurants, including 14 international locations, bringing the total restaurant count to 1,733. This is the eighth consecutive year of positive net system growth for the brand. In addition, 240 remodels were completed during fiscal year 2016, including 27 at company restaurants.

John Miller, Denny’s President and Chief Executive Officer, stated, “We continued to successfully execute our brand revitalization strategy and delivered 23 net unit openings in 2016. This was our strongest year of unit expansion in the past five years. Our same store sales were not as strong as anticipated due to traffic pressure we experienced as we moved through the fourth quarter. However, given the ongoing and pervasive challenges within the industry, we are pleased that our team’s efforts resulted in strong cash flow.”

Miller continued, “Moving forward, we recognize that the environment will most likely remain challenged for the foreseeable future and we are committed to delivering profitable system sales growth as the industry and consumer expectations evolve. At Denny’s, we are focused on further elevating the guest experience, consistently growing same-store sales, and expanding the brand across the globe, leading to value creation for all franchisees and shareholders.”

Based on preliminary results, Denny’s is reiterating its full year 2016 guidance expectations for Adjusted EBITDA* of between $97 and $99 million and Free Cash Flow* of between $50 and $52 million provided with the Company’s third quarter 2016 results announced on November 1, 2016. Denny’s expects to release financial and operating results for its fourth quarter and fiscal year ended December 28, 2016 along with annual guidance for 2017 after the market closes on Wednesday, February 15, 2017.

Preliminary Results	Quarter Ended 12/28/16	Year Ended 12/28/16

Domestic Same-Store Sales
System-Wide	0.5%	0.9%
Franchised	0.6%	0.8%
Company	0.1%	1.1%

Restaurants Opened**
Franchised & Licensed	12	49
Company	0	1

Restaurants Closed**
Franchised & Licensed	7	27
Company	0	0

*Please refer to the tables in the Third Quarter 2016 Earnings Release dated November 1, 2016 for non-GAAP financial reconciliations of net income to Adjusted EBITDA and Free Cash Flow.
**Excludes 10 franchised restaurants acquired by the Company and 6 company restaurants acquired by franchisees.

Upcoming Investor Conference Presentation

Denny’s will be participating in the 19th Annual ICR Conference taking place at the JW Marriott Orlando Grande Lakes in Orlando, Florida. Denny’s presentation will take place on Tuesday, January 10, 2017, at 3:00 p.m. Eastern Time. Investors and interested parties may listen to a live audio webcast of the presentation which will be available online in the Investor Relations section of Denny's website at investor.dennys.com with a replay of the event webcast available following the live event. Investors and interested parties may access a copy of the presentation in the Events and Presentations section of Denny's website at investor.dennys.com.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 28, 2016, Denny’s had 1,733 franchised, licensed, and company restaurants around the world with combined sales of $2.8 billion including 123 restaurants in Canada, Puerto Rico, Mexico, New Zealand, Honduras, Costa Rica, Dominican Republic, the United Arab Emirates, Guam, the Philippines, Curaçao, El Salvador, and Trinidad and Tobago. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Forward Looking Statements
The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2015 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Jessica Liddell, ICR
203-682-8208